                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    /X/  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    / /  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                      BOSTON ACOUSTICS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pur-suant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:
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     (2) Form, Schedule or Registration Statement No.:
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     (4) Date Filed:
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
                                                                    July 9, 1998

                             BOSTON ACOUSTICS, INC.
                               300 JUBILEE DRIVE
                               PEABODY, MA 01960

Dear Stockholder:

    It is my pleasure to invite you to attend the Annual Meeting of Stockholders of Boston Acoustics, Inc. (the "Company"). The Meeting will be held at the Company on Tuesday, August 11, 1998, at 3:00 p.m.

    The notice of meeting and proxy statement which follow describe the business to be transacted at the Meeting. In addition, we plan to give you a report on the status of the Company's business. Stockholders will have an opportunity to comment and ask questions during the Meeting.

    It is important that your shares be represented at the Meeting, regardless of the number you may hold. Therefore, whether or not you plan to attend, please sign, date and return the proxy card as soon as possible. This will not prevent you from voting your shares in person if you do come to the Meeting.

    I look forward to seeing you on August 11th.

                                          Sincerely yours,
                                          ANDREW G. KOTSATOS
                                          CHIEF EXECUTIVE OFFICER

                             BOSTON ACOUSTICS, INC.
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           AUGUST 11, 1998, 3:00 P.M.

    You are hereby notified that the Annual Meeting of Stockholders of Boston Acoustics, Inc. (the "Company") will be held on August 11, 1998 at 3:00 p.m. at the offices of the Company, 300 Jubilee Drive, Peabody, Massachusetts, to consider and act upon the following matters:

        1. To fix the number of directors of the Company at five (5) and to elect five (5) directors for the ensuing year.

        2. To amend the Company's Articles of Organization to provide that the Company shall have the authority to issue a total of eight million (8,000,000) shares of common stock, $.01 per value per share.

        3. To ratify the action of the Directors in appointing Arthur Andersen LLP as auditors for the Company.

        4. To act upon such other business as may properly come before the meeting or any adjournment thereof.

    Even if you plan to attend the Meeting personally, please be sure to sign, date and return the enclosed proxy in the enclosed envelope to:

                                BankBoston, N.A.
                            c/o Boston EquiServe, LP
                                 P. O. Box 8040
                             Boston, MA 02266-8040

    Only stockholders of record on the books of the Company at the close of business on June 30, 1998 are entitled to receive notice of, and to vote at, the Meeting and at any adjournment thereof.

                                          By order of the Board of Directors,
                                          JOSEPH D.S. HINKLEY
                                          CLERK

July 9, 1998

IMPORTANT: IN ORDER TO SECURE A QUORUM AND TO AVOID THE EXPENSE OF ADDITIONAL PROXY SOLICITATION, PLEASE VOTE, DATE AND SIGN YOUR PROXY AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED EVEN IF YOU PLAN TO ATTEND THE MEETING PERSONALLY. IF YOU DO ATTEND THE MEETING AND DESIRE TO WITHDRAW YOUR PROXY AND VOTE IN PERSON, YOU MAY DO SO. YOUR COOPERATION IS GREATLY APPRECIATED.

                             BOSTON ACOUSTICS, INC.
                               EXECUTIVE OFFICES
                               300 JUBILEE DRIVE
                               PEABODY, MA 01960

                                PROXY STATEMENT
                       SOLICITATION AND VOTING OF PROXIES

    This Proxy Statement and the accompanying proxy form are being mailed by Boston Acoustics, Inc. (the "Company") to the holders of record of the Company's outstanding shares of common stock, $.01 par value ("Common Stock"), commencing on or about July 9, 1998. The accompanying proxy is solicited by the Board of Directors of the Company for use at the Annual Meeting of Stockholders to be held on August 11, 1998 (the "Meeting") and any adjournments thereof. The cost of solicitation of proxies will be borne by the Company. Directors, officers and employees may assist in the solicitation of proxies by mail, telephone, telegraph, and personal interview without additional compensation.

    When a proxy is returned, prior to or at the Meeting, properly signed, the shares represented thereby will be voted by the proxies named in accordance with the stockholder's instructions indicated on the proxy card. You are urged to specify your choices on the enclosed proxy card. If the proxy is signed and returned without specifying choices, the shares will be voted FOR the election of directors as set forth in this Proxy Statement, FOR proposal 2, FOR proposal 3 and in the discretion of the proxies as to other matters that may properly come before the Meeting. SENDING IN A PROXY WILL NOT AFFECT A STOCKHOLDER'S RIGHT TO ATTEND THE MEETING AND VOTE IN PERSON. A proxy may be revoked by notice in writing delivered to the Clerk of the Company at any time prior to its use, by a duly-executed proxy bearing a later date, or by voting in person by ballot at the Meeting. A stockholder's attendance at the Meeting will not by itself revoke a proxy.

                       VOTING SECURITIES AND RECORD DATE

    The Company has one class of Common Stock outstanding. Each share of Common Stock is entitled to one vote. The Board of Directors has fixed June 30, 1998 as the record date for the Meeting. Only holders of record of the Company's Common Stock on the record date are entitled to notice of and to vote at the Meeting. On the record date, there were 3,318,264 shares of Common Stock issued and outstanding.

    Under Massachusetts law and the Company's By-laws, the presence of holders of a majority in interest of the issued and outstanding Common Stock entitled to vote at the Meeting, represented in person or by proxy, shall constitute a quorum.

    Election of directors is by plurality of the votes cast at the Meeting. Approval of the increase in the number of authorized shares of Common Stock and ratification of the appointment of Arthur Andersen LLP as the Company's auditors requires a vote of the majority of the Common Stock represented in person or by proxy at the Meeting and voting thereon. With regard to the election of directors, votes may be left blank, cast in favor or withheld; votes that are left blank will be excluded entirely from the vote and will have no effect. Votes that are withheld will have the effect of a negative vote. Abstentions may be specified on all proposals (other than the election of directors) and will be counted as present for purposes of the proposal on which the abstention is noted. Because the proposals to increase the number of authorized shares of Common Stock and to ratify the appointment of Arthur Andersen LLP as the Company's auditors requires the approval of a majority of the votes properly cast at the Meeting, either in person or by proxy, abstentions will have the effect of a negative vote. Broker non-votes (i.e., shares held by a broker or nominee which are represented at the Meeting, but with respect to which the broker or nominee is not empowered to vote on a particular proposal) will be counted in determining a quorum for each proposal. However, broker non-votes will be treated as unvoted shares and, accordingly, will not be counted in determining the outcome of any proposal which requires the affirmative vote of a majority of the votes cast.

    The Company's Annual Report to Stockholders, including financial statements for the fiscal year ended March 28, 1998, is being mailed to stockholders of record of the Company concurrently with this Proxy Statement. The Annual Report to Stockholders is not, however, a part of the proxy soliciting materials.

                     PROPOSAL NO. 1--ELECTION OF DIRECTORS

    One of the purposes of the Meeting is to fix the number of directors of the Company at five (5) and to elect five (5) directors to serve until the next annual meeting of stockholders and until their successors shall have been duly elected and qualified. It is intended that the proxies solicited by the Board of Directors will be voted in favor of the five (5) nominees named below, unless otherwise specified on the proxy card. All of the nominees have consented to be named and to serve if elected. Andrew G. Kotsatos, Fred E. Faulkner, Jr., George
J. Markos, Lisa M. Mooney, and Gerald Walle were previously elected by the stockholders.

    The Board knows of no reason why any of the nominees will be unavailable or unable to serve as a director, but in such event, proxies solicited hereby will be voted for the election of another person or persons to be designated by the Board of Directors.

    Lisa M. Mooney is the sister of Paul F. Reed, an executive officer.

    THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE NOMINEES LISTED BELOW.

    The following are summaries of the background and business experience and descriptions of the principal occupations of the nominees:

    Andrew G. Kotsatos (age 58) has been a Director and Assistant Clerk since co-founding the Company in February 1979. He served as Executive Vice President of the Company from its inception until April 1986 and as President until November 1996, when he became Chief Executive Officer and Treasurer. Mr. Kotsatos previously held positions with two other audio manufacturers, KLH Research and Development Corporation and Advent Corporation. His last position at Advent was Audio Products Manager and Chief Speaker Designer.

    Fred E. Faulkner, Jr. (age 51) has been a Director of the Company since December 1986 and has served as President and Chief Operating Officer of the Company since March 1997. Mr. Faulkner was previously employed by the Millipore Corporation, a leader in separation technology, for 28 years working in a variety of positions. His last position at Millipore was Vice President of Technical Operations of Millipore's Microelectronics Division.

    George J. Markos (age 49) has been a Director of the Company since August 1996. Mr. Markos has been Senior Vice President and General Counsel of Yell-O-Glow Corporation, a produce distributor, since 1991. Between 1988 and 1991, Mr. Markos was Senior Counsel and Assistant Secretary of Norton Company, Inc., a manufacturer of abrasive products and industrial ceramics.

    Lisa M. Mooney, formerly Lisa M. Reed, (age 32) has been a Director of the Company since May 1996. She was Director of Corporate Planning of the Company from January 1994 to June 1996. Previously, Mrs. Mooney was a lending officer in the Global Banking unit of the Bank of Boston.

Mrs. Mooney holds an undergraduate degree from the University of Pennsylvania and a MBA from Boston University.

    Gerald Walle (age 45) has been a Director of the Company since August 1997. Mr. Walle has been employed by the Millipore Corporation, a leader in separation technology, for the past ten years. Since 1988 he has been Vice President and General Manager of Millipore's Microelectronics Division. Previously, Mr. Walle was in internatonal marketing and business development for Bendix Corporation and Instrumentation Laboratory and strategic planning for Mars & Company. He is a graduate of the Harvard Business School and Ecole Polytechnique, Paris, France.

                               BOARD OF DIRECTORS

MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES

    The Board of Directors met four times during the fiscal year ended March 28, 1998. The Board of Directors has standing Audit and Compensation Committees. The Board has no nominating committee. All of the directors attended all of the meetings of the Board and of the Board committees on which they served during the fiscal year ended March 28, 1998.

    The Compensation Committee is responsible for evaluating compensation plans for employees, management and directors, and making recommendations on compensation to the Board. It currently consists of George J. Markos, Lisa M. Mooney, and Gerald Walle. The Compensation Committee met once during the fiscal year ended March 28, 1998. The Audit Committee, which consists of George J. Markos, Lisa M. Mooney, and Gerald Walle, oversees the accounting and audit functions of the Company, including matters relating to the appointment and activities of the Company's auditors. The Audit Committee met once during the fiscal year ended March 28, 1998.

COMPENSATION OF DIRECTORS

    Each director who is not an officer of the Company is entitled to an annual fee of $6,000, and an additional annual fee of $1,500 for service on the Audit Committee and an additional annual fee of $1,000 for service on the Compensation Committee on which he or she serves.

                     PRINCIPAL AND MANAGEMENT STOCKHOLDERS

    The following table reflects the number of shares of the Company's Common Stock beneficially owned as of June 30, 1998 (i) by each person who is known by the Company to own beneficially more than 5% of the Company's Common Stock, (ii) by each of the directors and nominees for director, (iii) by each of the executive officers named in the Summary Compensation Table in this Proxy Statement and (iv) by all directors, nominees for director and executive officers as a group. In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, a person is deemed to be the beneficial owner, for purposes of this table, of any shares of Common Stock if he or she has or shares voting power or investment power with respect to such security or has the right to acquire beneficial ownership at any time within sixty days of June 30, 1998. As used herein "voting power" is the power to vote or direct the voting of shares, and "investment power" is the power to dispose of or direct the disposition of shares. Except as indicated in the notes following the table below, each individual named has sole voting and investment power with respect to the shares listed as being beneficially owned by such individual.

                                                                                NUMBER OF SHARES
                                                                                  BENEFICIALLY        PERCENT OF
NAME OF BENEFICIAL OWNER                                                              OWNED          COMMON STOCK
------------------------------------------------------------------------------  -----------------  -----------------

Andrew G. Kotsatos............................................................        964,575(1)            29.0%

T. Rowe Price Associates, Inc.................................................        393,600(2)            11.9%
100 East Pratt Street
Baltimore, MD 21202

Wellington Management Company, LLP............................................        212,000(3)             6.4%
75 State Street
Boston, MA 02109

Dimensional Fund Advisors, Inc................................................        167,700(4)             5.1%
1299 Ocean Avenue
Santa Monica, CA 90401

Lisa M. Mooney................................................................          107,174              3.2%

Fred E. Faulkner, Jr..........................................................         61,662(5)             1.8%

Moses A. Gabbay...............................................................         40,787(6)             1.2%

Debra A. Ricker-Rosato........................................................         16,076(7)               *

Robert L. Spaner..............................................................         15,939(8)               *

George J. Markos..............................................................                0                *

Gerald Walle..................................................................                0                *

All Directors and Executive Officers as a group (9 persons)...................      1,213,946(9)            35.7%

------------------------

*   Indicates less than 1% ownership.

(1) Includes (a) 246,486 shares owned by Mr. Kotsatos' wife, individually and as trustee for the benefit of their children, as to which beneficial ownership is disclaimed and (b) 8,000 shares issuable upon exercise of certain options which are currently exercisable or become exercisable within 60 days of June 30, 1998 ("Currently Exercisable Options").

(2) According to a report filed with the SEC on Amendment No. 4 to Schdeule 13G, dated February 12, 1998, T. Rowe Price Cap Value Fund exercises sole voting power with respect to 210,000 shares and T. Rowe Price Associates, Inc., ("Price Associates") exercises sole voting power with respect to 21,400 shares and sole dispositive power with respect to 393,600 shares. These securities are owned by various individual and institutional investors which Price Associates serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, as amended, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(3) According to a report filed with the SEC on Schedule 13G, dated January 13, 1998, Wellington Management Company, LLP ("Wellington Management") has shared voting power for 131,000 shares and shared dispositive power for 212,000 shares.

(4) According to a report filed with the SEC on Schedule 13G dated February 9, 1998, Dimensional Fund Advisors, Inc. ("Dimensional") has sole voting power for 128,200 shares and sole dispositive power for 167,700 shares. These securities are held in portfolios of DFA Investment Dimensions Group, Inc., a registered open-end investment company, or in series of the DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans, all of which Dimensional Fund Advisors, Inc. serves as investment manager. Dimensional disclaims beneficial ownership of all such shares.

(5) Includes (a) 400 shares held by Mr. Faulkner's wife as custodian for their children as to which beneficial ownership is disclaimed and (b) 56,062 shares issuable upon exercise of Currently Exercisable Options.

(6) Includes (a) 7,545 shares jointly owned by Mr. Gabbay and his son and 7,546 shares jointly owned by Mr. Gabbay and his daughter and (b) 5,000 shares issuable upon exercise of Currently Exercisable Options.

(7) Includes (a) 11,910 shares jointly owned by Ms. Ricker-Rosato and her husband and (b) 4,166 shares issuable upon exercise of Currently Exercisable Options.

(8) Includes 11,666 shares issuable upon exercise of Currently Exercisable Options.

(9) Includes (a) 246,886 shares as to which the Directors and named executive officers disclaimed beneficial ownership as described above and (b) 85,227 shares issuable upon exercise of Currently Exercisable Options. See footnotes 1 and 5 through 8.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

    The following tables and notes present the compensation received by the Company's Chief Executive Officer and the four most highly paid executive officers other than the Chief Executive Officer for each of the last three fiscal years.

                                                                                                    LONG-TERM
                                                                     ANNUAL COMPENSATION          COMPENSATION
                                                             -----------------------------------  -------------
                                                                                   OTHER ANNUAL    SECURITIES      ALL OTHER
                                                  FISCAL      SALARY      BONUS    COMPENSATION    UNDERLYING    COMPENSATION
NAME AND PRINCIPAL POSITION                       YEAR(1)       ($)        ($)        ($)(2)       OPTIONS (#)        ($)
----------------------------------------------  -----------  ---------  ---------  -------------  -------------  -------------

Andrew G. Kotsatos............................        1998     250,000     91,875       16,436         12,000         36,858(3)
  (Chief Executive Officer &                          1997     250,000     85,000       17,533         40,000         36,629
  Treasurer)                                          1996     190,375     66,164       18,352         --             35,439

Fred E. Faulkner, Jr..........................        1998     250,000    175,688       --            112,000        105,000(4)
  (Chief Operating Officer &                          1997       5,208      1,146       --             --             --
  President)                                          1996      --         --           --             --             --

Moses A. Gabbay...............................        1998     195,000     48,379       --             12,000          2,203(5)
  (Vice President-Engineering)                        1997     158,750     32,305       --             25,000          1,870
                                                      1996     148,750     31,680       --             --              2,240

Robert L. Spaner..............................        1998     131,154     48,454       --             10,000          1,582(5)
  (Vice President-Sales)                              1997     110,577     22,040       --             20,000          1,524
                                                      1996     101,538     20,836       --             10,000          1,429

Debra A. Ricker-Rosato........................        1998     102,180     22,710       --              1,500          1,328(5)
  (Vice President-Finance)                            1997      94,609     18,726       --              2,500          1,111
                                                      1996      84,167     17,563       --              5,000          1,066

------------------------

(1) The Company's fiscal year ends on the last Saturday of March.

(2) Reflects car allowances provided by the Company.

(3) Includes $34,483 paid in premiums for two life insurance policies, each with split dollar arrangements, one covering the life of Mr. Kotsatos and the other covering the survivor of Mr. Kotsatos and his spouse. The Company, Mr. Kotsatos and Mr. Kotsatos' spouse entered into agreements concerning the life insurance policies pursuant to which the Company will receive, in the event of the insureds' deaths, an amount equal to the aggregate amount of its premium payments under the respective policies and the beneficiary of the policies will receive the excess. Also includes $2,375 contributed by the Company under a defined contribution plan established under Section 401(k) of the Internal Revenue Code, as amended (the "Code").

(4) Includes $105,000, the fair market value of 5,000 shares of restricted stock issued to Mr. Faulkner on July 25, 1997.

(5) Reflects Company contributions under a defined contribution plan established under Section 401(k) of the Code.

OPTION GRANTS IN THE LAST FISCAL YEAR

    The following table sets forth certain information concerning grants of stock options made during the fiscal year ended March 28, 1998 to the named executive officers:

                                                               INDIVIDUAL GRANTS
                                              ----------------------------------------------------      POTENTIAL REALIZABLE
                                                              PERCENT                                     VALUE AT ASSUMED
                                               NUMBER OF     OF TOTAL                                     ANNUAL RATES OF
                                              SECURITIES      OPTIONS      EXERCISE                         STOCK PRICE
                                              UNDERLYING    GRANTED TO      OR BASE                       APPRECIATION FOR
                                                OPTIONS      EMPLOYEES     PRICE PER                      OPTION TERM (2)
                                                GRANTED      IN FISCAL       SHARE     EXPIRATION   ----------------------------
                    NAME                          (#)          1998        ($/SH)(1)      DATE         5% ($)        10% ($)
--------------------------------------------  -----------  -------------  -----------  -----------  ------------  --------------
Andrew G. Kotsatos..........................     12,000(3)         5.9         29.84     02/18/07      98,922.61      218,593.11
Fred E. Faulkner, Jr........................    112,000(4)        55.3         22.55     02/18/07     697,749.09    1,541,843.01
Moses A. Gabbay.............................     12,000(5)         5.9         27.13     02/18/07      89,929.65      198,721.01
Robert L. Spaner............................     10,000(6)         4.9         27.13     02/18/07      74,941.37      165,600.84
Debra A. Ricker-Rosato......................      1,500(7)         0.7         27.13     02/18/07      11,241.21       24,840.13

------------------------

(1) All options, except the options granted to Mr. Kotsatos, were granted at an exercise price equal to market value of the Company's Common Stock on the date of grant as determined by the closing price of the Common Stock on the Nasdaq National Market. The options granted to Mr. Kotsatos were granted at an exercise price equal to 110% of market value of the Company's Common Stock on the date of grant as determined by the closing price of the Common Stock on the NASDAQ National Market.

(2) The 5% and 10% assumed annual compound rates of stock price appreciation are mandated by rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of future Common Stock prices.

(3) So long as Mr. Kotsatos remains an employee of the Company, options for the purchase of shares of Common Stock are exercisable in annual installments equal to one fifth of the total number of shares underlying such options on each of February 18, 1999, 2000, 2001, 2002, and 2003.

(4) So long as Mr. Faulkner remains an employee of the Company, option grants for the purchase of 77,275 shares of Common Stock are exercisable in annual installments equal to one third of the total number of shares underlying such options on each of April 30, 1997, 1998 and 1999, option grants for the purchase of 22,725 shares of Common Stock are exercisable in annual installments equal to one fifth of the total number of shares underlying such options on each of April 30, 1998, 1999, 2000, 2001, and 2002 and option grants for the purchase of 12,000 shares of Common Stock are exercisable in annual installments equal to one ninth of the total number of shares underlying such options on each February 18, 1999, 2000, 2001, 2002, 2003, 2004, 2005, 2006, and 2007.

(5) So long as Mr. Gabbay remains an employee of the Company, options for the purchase of shares of Common Stock are exercisable in annual installments equal to one ninth of the total number of shares underlying such options on each of February 18, 1999, 2000, 2001, 2002, 2003, 2004, 2005, 2006, and
    2007.

(6) So long as Mr. Spaner remains an employee of the Company, options for the purchase of shares of Common Stock are exercisable in annual installments equal to one ninth of the total number of shares underlying such options on each of February 18, 1999, 2000, 2001, 2002, 2003, 2004, 2005, 2006 and 2007.

(7) So long as Ms. Ricker-Rosato remains an employee of the Company, options for the purchase of shares of Common Stock are exercisable in annual installments equal to one third of the total number of shares underlying such options on each of February 18, 1999, 2000, and 2001.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION VALUES

    The following table sets forth information with respect to the named executive officers concerning the exercise of options during the last fiscal year and unexercised options held as of the end of the fiscal year.

                                                                           NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                                                                          UNDERLYING UNEXERCISED       IN-THE-MONEY OPTIONS
                                           SHARES                         OPTIONS AT FY-END (#)          AT FY-END ($)(2)
                                          ACQUIRED          VALUE       --------------------------  --------------------------
                 NAME                    ON EXERCISE   REALIZED ($)(1)  EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
--------------------------------------  -------------  ---------------  -----------  -------------  -----------  -------------
Andrew G. Kotsatos....................        8,000          22,000          8,000       36,000(3)      94,504        298,218
Fred. E. Faulkner, Jr.................       --              --             56,062       55,938(4)     508,087        445,469
Moses A. Gabbay.......................       --              --              5,000       32,000(5)      67,815        318,516
Robert L. Spaner......................       --              --             11,666       28,334(6)     144,894        281,376
Debra A. Ricker-Rosato................       --              --              4,166        4,834(6)      49,837         47,792

------------------------

(1) Value realized equals fair market value on the date of exercise, less the exercise price, times the number of shares acquired without deducting taxes or commissions paid by employee.

(2) Value of unexercised options equals fair market value of the shares underlying in-the-money options on March 27, 1998 ($31.063 per share), which was the last trading day of the Company's fiscal year, less exercise price, times the number of options outstanding.

(3) The exercise prices of these options are $19.25 and $29.8375 per share.

(4) The exercise prices of these options are $22.00 and $27.125 per share.

(5) The exercise prices of these options are $17.50 and $27.125 per share.

(6) The exercise prices of these options are $17.50, $19.50 and $27.125 per share.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Lisa M. Mooney, a member of the Compensation Committee of the Board of Directors during the fiscal year ended March 28, 1998, is the sister of Paul F. Reed, an executive officer. Lisa M. Mooney and Paul F. Reed were the daughter and son of Francis L. Reed, the former Chief Executive Officer and Treasurer of the Company, who died on November 16, 1996, and Dorothea T. Reed, a former director of the Company, who died on January 5, 1997.

    NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN ANY OF THE COMPANY'S PREVIOUS FILINGS UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, THAT MIGHT INCORPORATE FUTURE FILINGS, INCLUDING THIS PROXY STATEMENT, IN WHOLE OR IN PART, THE FOLLOWING REPORT AND THE STOCK PERFORMANCE GRAPH CONTAINED ELSEWHERE HEREIN SHALL NOT BE INCORPORATED BY REFERENCE INTO ANY SUCH FILINGS NOR SHALL THEY BE DEEMED TO BE SOLICITING MATERIAL OR DEEMED FILED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

                      REPORT OF THE COMPENSATION COMMITTEE

    During the fiscal year ended March 28, 1998, the Compensation Committee of the Board of Directors was responsible for establishing and administering the compensation policies which govern annual salary, bonuses, and stock-based incentives (currently stock options) for directors and officers.

OVERVIEW

    The Company has historically established levels of executive compensation that provide for a base salary intended to allow the Company to hire and retain qualified management. The Company has also provided annual cash incentive bonuses based on the Company's performance during the fiscal year to reward executives for their contributions to the Company's achievements. From time to time the Company has also granted stock options to executives and key employees to keep the management focused on the stockholders' interests. The Compensation Committee believes that the Company's past and present executive compensation practices provide an overall level of compensation that is competitive with companies of similar size, complexity and financial performance and that its executive compensation practices have allowed it to retain key personnel whose contribution has maintained and increased the Company's profitability.

    The Compensation Committee determines the compensation of the executive officers of the Company and sets policies for and reviews the compensation awarded to the other officers of the Company. This is designed to ensure consistency throughout the officer compensation programs. In reviewing the individual performances of the executive officers (other than the Chief Executive Officer and President) the Compensation Committee takes into account the views of the Chief Executive Officer and the President. In fiscal 1998, the Compensation Committee determined the base salary and bonus for executive officers, other than for the Chief Executive Officer and the President, based largely on recommendations by the Company's Chief Executive Officer and President.

    The Compensation Committee expects to review annually the annual and long-term compensation of all the Company's executives and employees to assure that all of the Company's executives and employees continue to be properly motivated to serve the interests of the Company's stockholders.

EXECUTIVE OFFICER COMPENSATION

    BASE SALARY. Base salary is generally set within the ranges of salaries of executive officers with comparable qualifications, experience and responsibilities at other companies of similar size, complexity and profitability taking into account the position involved and the level of the executive's experience. In addition, consideration is given to other factors, including an officer's contribution to the Company as a whole. Since fiscal year 1997, the base salary for the named executive officers, other than the Chief Executive Officer and the President, increased on average approximately $21,466. The Compensation

Committee awarded such increases to keep the Company a competitive employer and to allow for increases in the cost of living.

    ANNUAL BONUS COMPENSATION. Over the past six fiscal years, the Company has awarded cash bonuses to its executive officers on a discretionary basis. In determining bonus awards, the Compensation Committee considers the financial and nonfinancial achievements of the Company, including revenue growth, profitability, expansion of the Company's markets and new product introductions.

    In fiscal 1998, the Compensation Committee increased the cash bonuses of the executive officers, including the person serving as Chief Executive Officer, generally in proportion to increases in base compensation. The Compensation Committee believes that bonuses are necessary to keep total compensation of the Company's executives comptetitve with executive compensation at similarly situated companies. It is expected that bonus compensation will continue to move in parallel with increases in base salary until such time as the Company's financial results, the individual performance of the executive or the job market for key executives, warrants a change in the percentage of total compensation which is comprised of bonuses.

    LONG TERM INCENTIVES. Currently, stock options are the Company's primary long-term incentive vehicle. Stock option awards have been made from time to time to persons who currently serve as middle and upper level managers, including the Chief Executive Officer and other executive officers named in the Summary Compensation Table. The size of awards has historically been based on position, responsibilities, and individual performance. The Compensation Committee believes that the long-term incentives awarded by the Company in fiscal 1994, 1995 and 1996 were generally below the levels found at the comparable companies. In fiscal 1997 and 1998, the Company made awards to middle and upper level managers in an effort to improve this aspect of the Company's compensation program and will continue to monitor this aspect of compensation.

    The Compensation Committee is aware that the Company's grants of stock options are less frequent and smaller in size than the grants of many comparable companies, although the Board believes that the overall mix of compensation components has been adequate. The Compensation Committee believes that this aspect of compensation must receive more emphasis in the future to assure that all of the Company's key employees continue to focus on the profitability of the Company and, thus, the interests of the Company's stockholders. Accordingly, the Compensation Committee has recommended to the Board of Directors the authorization of additional stock options for employees.

    CHIEF EXECUTIVE OFFICER COMPENSATION. In determining the compensation of the Company's Chief Executive Officer, the Compensation Committee considered the demonstrated leadership he has brought to the Company and the excellent performance of the Company during fiscal 1997 and 1998. Mr. Kotsatos' salary did not increase during fiscal 1997 as a result of his assuming the role of Chief Executive Officer and Treasurer. However, Mr. Kotsatos was awarded options to purchase 40,000 shares of Common Stock in 1997 and 12,000 shares in 1998 in recognition of his additional responsibilities. On April 1, 1998 the Compensation Committee approved an increased in Mr. Kotsatos' salary to $350,000 annually.

                                          The Compensation Committee
                                          George J. Markos
                                          Lisa M. Mooney
                                          Gerald Walle

                            STOCK PERFORMANCE GRAPH

    Set forth below is a line graph comparing the cumulative total return of the Company's Common Stock against the cumulative total return on the CRSP Total Return Index for the NASDAQ Stock Market (U.S. Companies) and a Company-selected peer group index that includes: Harmon Industries, Inc., Polk Audio, Inc. and Recoton Corp., over a five-year period beginning March 31, 1993 and ending March 28, 1998. The peer group index was formed on a weighted average basis based on market capitalizations, adjusted at the end of each year. Cumulative total return is measured assuming an initial investment of $100 on March 31, 1992 and reinvestment of dividends. On December 4, 1997 Cambridge SoundWorks, Inc., a former member of the peer group index, was acquired by Creative Technology Ltd. and is no longer operated as a public entity. Accordingly, the Company has replaced Cambridge SoundWorks, Inc. with Recoton Corporation as a member of the Company's peer group index.

                     COMPARISON OF 5-YEAR CUMULATIVE TOTAL
                      RETURN AMONG BOSTON ACOUSTICS, INC.,
               THE NASDAQ MARKET-US INDEX AND A PEER GROUP INDEX

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                       BOSTON       PEER                    NASDAQ
              ACOUSTICS, INC.      GROUP       STOCK MARKET (U.S.)
4/97                     $100       $100                      $100
4/98                     $104       $170                      $108
4/99                     $105       $201                      $120
4/00                     $108       $217                      $163
4/01                     $151       $184                      $181
4/02                     $191       $266                      $275

                     PROPOSAL NO. 2--AMENDMENT OF ARTICLES
              OF ORGANIZATION TO INCREASE AUTHORIZED CAPITAL STOCK

    In connection with the stock split of the Company described below, it is proposed to increase the number of authorized shares of Common Stock of the Company. By Unanimous Written Consent dated as of July 8, 1998, the Board of Directors of the Company adopted a resolution deeming it advisable and in the best interest of the Company, and recommended, that the Articles of Organization of the Company be amended to provide that the Company shall have authority to issue a total of eight million (8,000,000) shares of common stock, $.01 par value per share, up from the present authorized capital of six million (6,000,000) shares of the Company's Common Stock.

    By Unanimous Written Consent dated as of July 8, 1998, the Board of Directors of the Company approved a 3-for-2 stock split payable to shareholders of record as of the close of business on July 31, 1998. The split will be effected in the form of a stock dividend of one-half of one share of Boston Acoustics Common Stock for each share of Common Stock outstanding on the record date, which is payable on August 17, 1998. Each stockholder of record on July 31, 1998 shall receive a stock certificate in an amount equal to one-half of one share of Boston Acoustics Common Stock for each share of Common Stock owned of record on July 31, 1998, on or about August 17, 1998. The Company believes that the issuance of the stock dividend may have a beneficial impact on the volume of trading as it will increase the number of shares outstanding.

    Under Massachusetts General Laws, Chapter 156B, Section 70, an amendment to a corporation's Articles of Organization increasing a class of its authorized capital stock requires a vote of a majority of each class of stock outstanding and entitled to vote thereon. Upon the approval of the stockholders of a majority of the Company's Common Stock, the Company will file Articles of Amendment to its Articles of Organization, in accordance with the provisions of Massachusetts General Laws, thereby effecting the increase in the authorized Common Stock of the Company.

INCREASE IN COMMON STOCK

    As of June 30, 1998 there were 3,318,264 shares of Common Stock issued and outstanding. In addition, the Company has reserved 631,102 shares of Common Stock for issuance pursuant to warrant agreements and employee and director stock options. Therefore, the total of outstanding shares of Common Stock plus shares of Common Stock reserved for issuance pursuant to warrants and employee and director stock options is currently 3,949,366, leaving a balance of 2,050,634 shares available to be issued. After the issuance of the stock dividend, the total of outstanding shares of Common Stock plus Common Stock reserved for warrants and employee and director options will be 5,924,049, leaving a balance of 75,951 shares available to be issued. While such amount may satisfy the Company's capital raising needs for the near term, depletion of the Company's authorized but unissued shares of Common Stock increasingly will limit the Company's financial flexibility and may cause the Company unnecessary delay and expense if it were required to call a special meeting of stockholders in order to increase the authorized capital to satisfy its needs in a pending transaction.

    If this proposed amendment is adopted, the Company will have 2,075,951 shares available for future issuance after the issuance of the stock dividend. The Board of Directors believes that it is in the best interests of the Company and its stockholders to increase the number of authorized shares of Common Stock. The proposed amendment would provide the Company with flexibility by ensuring it an adequate number of authorized by unissued shares available for corporate purposes. These corporate purposes may include, without limitation, possible acquisitions, financings, employee benefits plans, and stock dividends or splits. The additional shares of Common Stock to be authorized would be of the same class of shares as the Company's outstanding Common Stock.

FUTURE ISSUANCES OF CAPITAL STOCK

    Authorized but unissued capital stock of the Company, including the additional shares of Common Stock which would result from the proposed amendment of the Company's Articles of Organization, may generally be issued for any proper corporate purpose approved by the Board of Directors and may be upon such terms and for such consideration as they determine, without further action by the stockholders, unless stockholder approval is required by applicable law or by the rules of any exchange upon which such capital stock is then listed. Except for 631,102 shares of Common Stock that have been reserved for issuance upon exercise of rights to acquire Common Stock as described above, the Company has no present agreements, plans or understandings to issue any additional shares of Common Stock. However, the issuance of additional shares of Common Stock may have dilutive effect on the equity and voting rights of the Company's stockholders. In addition, the sale or distribution of a substantial number of additional shares of Common Stock or rights to purchase the same could have the effect of discouraging unsolicited attempts to take over or otherwise gain control of the Company. The Board of Directors is not presently aware of any specific efforts to accumulate the Company's securities or to obtain control of the Company. Additional shares of Common Stock could be issued in the discretion of the Board of Directors as an anti-takover device even if a proposed takeover bid would otherwise be in the best interests of the Company's stockholders.

    The adoption of the proposal to amend the Articles of Organization will require the affirmative approval of a majority of the votes which may be cast at the meeting by the holders of the outstanding shares of Common Stock.

    THIS PROPOSAL HAS BEEN UNANIMOUSLY APPROVED BY THE BOARD OF DIRECTORS, WHICH RECOMMENDS THAT STOCKHOLDERS VOTE FOR ITS ADOPTION.

            PROPOSAL NO. 3--RATIFICATION OF APPOINTMENT OF AUDITORS

    The Board of Directors of the Company has appointed Arthur Andersen LLP as auditors of the Company for the fiscal year ending March 27, 1999 and further directed that management submit the selection of auditors for ratification by the stockholders. Arthur Andersen LLP were the Company's auditors for the fiscal year ended March 28, 1998.

    Representatives of Arthur Andersen LLP are expected to be present at the Meeting, with the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

    THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO RATIFY THE CHOICE OF ARTHUR ANDERSEN LLP AS THE COMPANY'S AUDITORS.

                     CERTAIN RELATIONSHIPS AND TRANSACTIONS

    On June 13, 1997, the company redeemed an aggregate of 898,201 shares of its Common Stock from the estates of its co-founder, Francis L. Reed, and his wife, Dorothea T. Reed. The shares were purchased at $26 5/8 per share.

                        COMPLIANCE WITH SECTION 16(A) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

    Section 16(a) of the Securities Exchange Act of 1934, as amended, requires directors, executive officers and persons who own more than 10% of the outstanding shares of Common Stock of the Company to file with the Securities and Exchange Commission and The Nasdaq Stock Market reports of ownership and changes in ownership of voting securities of the Company and to furnish copies of such reports to the Company. Based solely on a review of copies of such reports furnished to the Company or written representations from certain persons that no reports were required for those persons, the Company believes that all
Section 16(a) filing requirements were complied with during the fiscal year ended March 28, 1998, except that, through inadvertence: Andrew G. Kotsatos and Fred E. Faulkner, Jr., executive officers and Directors, made one late filing each, reporting one late transaction each, Moses A. Gabbay, Robert L. Spaner, and Debra A. Ricker-Rosato, executive officers, made one late filing each, reporting one late transaction each.

               STOCKHOLDER PROPOSALS FOR THE 1999 ANNUAL MEETING

    Any stockholder proposal intended to be presented for consideration at the Company's 1999 annual meeting of stockholders, and included in the Company's proxy statement must be received by the Company not later than March 11, 1999. Any stockholder desiring to submit a proposal should consult applicable regulations of the Securities and Exchange Commission.

                                 OTHER MATTERS

    As of the date of this Proxy Statement, management of the Company knows of no matter not specifically referred to above as to which any action is expected to be taken at the Meeting of Stockholders. It is intended, however, that the persons named as proxies will vote the proxies, insofar as the same are not limited to the contrary, in regard to such other matters and the transaction of such other business as may properly be brought before the Meeting, as seems to them to be in the best interests of the Company and its stockholders.

                                  DETACH HERE
-------------------------------------------------------------------------------

                                     PROXY

                             BOSTON ACOUSTICS, INC.

     PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY FOR THE
                ANNUAL MEETING OF STOCKHOLDERS - AUGUST 11, 1998

The undersigned hereby appoints Andrew G. Kotsatos and Fred E. Faulkner, Jr., or either of them, with full power of substitution, as proxies of the undersigned to represent and vote all shares of stock of BOSTON ACOUSTICS, INC. which the undersigned would be entitled to vote, if personally present, at the Annual Meeting of Stockholders of said Corporation, to be held at the Company's offices at 300 Jubilee Drive, Peabody, Massachusetts on August 11, 1998 at 3:00 P.M., and at any adjournments thereof, as directed below, on all matters coming before said meeting.

This proxy when properly executed will be voted as directed on the reverse side. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ELECTION AS DIRECTORS OF THE NOMINEES LISTED ON THE REVERSE SIDE, FOR PROPOSAL 2, FOR PROPOSAL 3 AND IN THE DISCRETION OF THE PROXIES ON ITEM 4.

The undersigned hereby revokes all proxies heretofore given by the undersigned to vote at said meeting or any adjournments thereof.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.


SEE REVERSE         CONTINUED AND TO BE SIGNED ON REVERSE SIDE     SEE REVERSE
   SIDE                                                               SIDE

                                  DETACH HERE
-------------------------------------------------------------------------------
/X/ PLEASE MARK
    VOTES AS IN
    THIS EXAMPLE.

1. To fix the number of directors
   of the Company at five and to
   elect five directors for the
   ensuing year.

   NOMINEES:  Andrew G. Kotsatos,      2. To amend the Company's        FOR   AGAINST   ABSTAIN
              Fred E. Faulkner, Jr.       Articles of Organization      / /     / /       / /
              George J. Markos,           to provide that the
              Lisa M. Mooney,             Company shall have the
              Gerald Walle                authority to issue a total
                                          of eight million (8,000,000)
           FOR     WITHHELD               shares of common stock, $.01
           / /        / /                 par value per share.

                                       3. To ratify the action of the   FOR   AGAINST   ABSTAIN
  / / ___________________________         Directors in selecting        / /     / /       / /
      For all nominees except as          Arthur Andersen LLP as
      noted above                         auditors for the Company.

                                       4. To transact such other business as may properly come
                                          before the meeting.

                                       MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT  / /

                                       MARK HERE FOR COMMENTS                         / /

                                       NOTE: If shares are registered in more than one name,
                                       signatures of all such persons are required. When
                                       signing as attorney, executor, administrator, trustee
                                       or guardian, please give full title as such.


Signature: ____________________ Date: _____________ Signature: ___________________ Date: _____________